Exhibit 10.2

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Summary of Non-Employee Director Compensation effective April 1, 2014:

Cash Compensation

Annual retainer to each director	$35,000
Additional retainer amounts as follows:
Audit Committee Chair	$15,000
Compensation Committee Chair	$10,000
Nominating & Corporate Governance Committee Chair	$6,000
Audit Committee Member*	$7,500
Compensation Committee Member*	$5,000
Nominating & Corporate Governance Committee Member*	$3,000

*	other than the chair

Equity Compensation

Annual equity awards are automatically granted to non-employee directors on the date of each respective annual shareholders’ meeting. A new director receives an equity award on the date of such director’s appointment or election to the Board. All equity awards to directors are issued under the Stereotaxis, Inc. 2012 Stock Incentive Plan.

Grant Type	Number of Shares
Annual Grant[1]	10,000 Restricted Share Units
New Director Grant[2]	20,000 Restricted Share Units

[1]	Restricted Share Units granted annually to the directors will vest one year from the applicable date of grant, or on the date of the next annual shareholders’ meeting, whichever is earlier.
[2]	Restricted Share Units granted to any new director will vest over a period of two (2) years with 50% vesting on the first anniversary of the date of the grant and the remaining 50% vesting on the second anniversary of the date of the grant.